EXHIBIT 99.1
                      [LOGO OF BANK UNITED CORP. LITIGATION
                        CONTINGENT PAYMENT RIGHTS TRUST]


JONATHON K. HEFFRON
Litigation Trustee
Tel.: (713) 543-6958
FAX: (713) 543-7744

SALVATORE A. RANIERI
Litigation Trustee
Tel.: (516) 873-0055
FAX: (516) 873-1155



                                  PRESS RELEASE

   BANK UNITED CORP. LITIGATION CONTINGENT PAYMENT RIGHTS TRUST ANNOUNCES THE
           FILING OF PLAINTIFFS' PETITION FOR REHEARING OF THE APPEALS
                COURT DECISION REDUCING THE AWARD TO PLAINTIFFS


Houston, Texas - November 5, 2003. On September 23, 2003, the Bank United Corp. Litigation Contingent Payment Rights Trust (NASDAQ: BNKUZ) (the "Litigation Trust") announced the decision of the U.S. Court of Appeals for the Federal Circuit (the "Appeals Court") on plaintiffs' appeal and the defendant federal government cross-appeal of the decision of the U.S. Court of Federal Claims (the "Trial Court").

The Appeals Court panel, comprised of Chief Judge Haldane R. Mayer, Judge Timothy B. Dyk, and Judge Sharon Prost, rendered its decision in a nonprecedential opinion written by Judge Prost. The Appeals Court affirmed the Trial Court's rulings except for granting that part of defendant's cross appeal seeking reduction of the award to plaintiffs by $3,942,500. Thus, plaintiffs' damages award was reduced from $8,826,783 to $4,884,283.

On November 6, 2003, the plaintiffs' filed a Petition for Rehearing (the "Petition") in the Appeals Court, seeking a rehearing by the panel and a rehearing by the full Appeals Court sitting en banc. Plaintiffs have sought a rehearing on that part of the Appeals Court decision regarding the amount of expectancy damages they are entitled to as a result of their mitigation efforts. Plaintiffs did not seek a rehearing of the Appeals Court's decision denying plaintiffs' lost profits and cost of substitute capital model claims. The Appeals Court, either by the original or an en banc panel, may either grant or deny the Petition and may or may not ask the government to file a response to the Petition, and if the Appeals Court does so, it may thereafter grant or deny the Petition. There are no time requirements or limits on the Appeals Court's actions.

The Litigation Trust (SEC File No. 000-32301) will file the Petition with the Securities and Exchange Commission, and the descriptions of the Petition are qualified in their entirety by reference to the Petition.

The Litigation Trust was formed in connection with the February 9, 2001 merger of Bank United Corp. with and into Washington Mutual, Inc. The Litigation Trust issued contingent payment rights certificates representing the right to receive a portion of the Litigation Trust's share of any monetary proceeds from any final judgment or settlement of the forbearance litigation brought by Bank United Corp., Bank United, and Hyperion Partners L.P. against the federal government.

Additional information about the lawsuit, the Litigation Trust, and the contingent payment rights certificates can be found in the registration statement on Form S-4 (Registration No. 333-49302) filed by the Litigation Trust with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as well as in the reports filed by the Litigation Trust pursuant to the Securities Exchange Act of 1934, as amended.